Exhibit 99.1

For Immediate Release	CONTACT:	Charles D. Christy
Chief Financial Officer
(810) 237-4200
Charlie.Christy@cbcf-net.com
	CONTACT:	Kathleen Miller
Investor Relations
(810) 257-2506
Kathleen.Miller@cbcf-net.com
	TRADED:	NASDAQ
	SYMBOL:	CBCF
April 20, 2006
CITIZENS BANKING CORPORATION
ANNOUNCES FIRST QUARTER 2006 RESULTS
FLINT, MICHIGAN — Citizens Banking Corporation announced net income of $20.8 million for the three months ended March 31, 2006. This represents an increase of $1.9 million or 9.9% over the fourth quarter of 2005 net income of $18.9 million and an increase of $0.7 million or 3.4% over the first quarter of 2005 net income of $20.1 million. Diluted net income per share was $0.48, compared with $0.44 for the fourth quarter of 2005 and $0.46 for the same quarter of last year. Annualized returns on average assets and average equity during the first quarter of 2006 were 1.10% and 12.86%, respectively, compared with 0.97% and 11.46% for the fourth quarter of 2005 and 1.05% and 12.54% for the first quarter of 2005.
“During the first quarter, we were able to continue our commercial loan growth while emphasizing credit quality despite a highly competitive environment. We recently announced our strategic objectives for 2006. These include generating low-cost deposits; providing extraordinary client service; improving the effectiveness of the operating model in our community markets; and continuing to grow loans, deposits, and fee-based services, while maintaining a strong risk management focus” stated William R. Hartman, chairman, president and CEO. “Given the challenges of the current rate and economic environments, we believe that this strategy will enable us to maintain a strong balance sheet while generating increased earnings,” continued Hartman.
Key Highlights in the Quarter:
•	Net interest margin increased two basis points to 3.97% compared with the fourth quarter of 2005 and increased one basis point compared with the first quarter of 2005, reflecting disciplined product pricing and effective balance sheet and risk management practices.
•	Nonperforming assets decreased $3.4 million or 8.5% from the fourth quarter of 2005 to $36.5 million at March 31, 2006 and the nonperforming asset ratio improved to 0.65%, its lowest level in four years, from 0.71% at December 31, 2005. The decrease reflects reductions in nonperforming commercial, consumer and mortgage loans and other repossessed assets acquired, which was partially offset by an increase in restructured loans.
•	Commercial loan growth in several traditional Michigan and Wisconsin markets, along with Southeast Michigan, more than offset declines in other markets. In total, average commercial loans increased $36.3 million or 1.2% over the fourth quarter of 2005 and increased by $155.2 million or 4.0% over the first quarter of 2005.
•	During late March 2006, Citizens created the Citizens Bank Business Finance lending division as part of its strategy to expand the commercial loan portfolio, augment its commercial lending product set, and enhance its credit management capabilities. The Citizens Bank Business Finance team is managed and staffed by well-seasoned and highly experienced asset-based lending professionals located in Southeast Michigan.
•	Trust fees for the first quarter of 2006 were $5.0 million, an increase of 1.1% over the fourth quarter of 2005 and an increase of $0.6 million or 14.3% over the first quarter of 2005. The increases were attributable to stronger financial markets, continued execution of the sales management process and improved pricing discipline, partially offset by attrition. This marks the fourth consecutive quarterly increase in trust fees.
•	On March 13, 2006, Citizens announced a strategic alliance with PHH Mortgage, a leading provider of private label mortgage services. PHH Mortgage will provide mortgage loan processing, servicing, secondary marketing functions, and other mortgage-related loan services. Once fully implemented, Citizens expects the PHH alliance will improve cost-effectiveness, expand product capability and enhance sales execution by increasing opportunities for origination through multiple channels. The alliance is expected to be fully implemented by the end of June 2006.
•	Citizens expanded its footprint in Southeast Michigan with the opening of new branch facilities in Novi, Michigan and Royal Oak, Michigan. Both offices are staffed with commercial, consumer, and mortgage personnel.
•	Citizens fully recognized a deferred gain of $2.9 million on the 2004 sale of its former downtown Royal Oak office, which was deferred due to leaseback restrictions. The gain was offset by a $1.5 million contribution to Citizens’ charitable foundation; severance related to the PHH alliance and loan operations consolidation; additional advertising and consulting; and corporate-wide conferences and communications related to Citizens’ new strategic objectives.
Balance Sheet
Citizens’ total assets at March 31, 2006 were $7.7 billion, a decrease of $88.6 million or 1.1% compared with December 31, 2005 and a decrease of $113.4 million or 1.5% from March 31, 2005. Commercial loan growth in several traditional Michigan and Wisconsin markets, along with Southeast Michigan, was partially offset by declines in other markets, resulting in total growth in average commercial loans of $36.3 million or 1.2% over the fourth quarter of 2005 and growth of $155.2 million or 4.0% over the first quarter of 2005. The decrease from December 31, 2005 was due to a decline in the investment portfolio as a result of using portfolio cash flow to reduce short-term borrowings and a decline in the consumer loan portfolio due to weak consumer demand in most of Citizens’ markets. The decrease from March 31, 2005 was due to a decline in the investment portfolio, partially offset by growth in the commercial loan portfolio.
Commercial and commercial real estate loans at March 31, 2006 increased $17.4 million or 0.6% from December 31, 2005 to $3.1 billion and increased $167.2 million or 5.7% compared with March 31, 2005. These improvements were a result of the sales management process, new relationships in traditional Michigan and Wisconsin markets, and continued strong growth in the Southeast Michigan market.
Residential mortgage loans at March 31, 2006 increased $9.3 million or 1.7% from December 31, 2005 to $549.1 million and increased $53.2 million or 10.7% compared with March 31, 2005. The increases in the mortgage portfolio were primarily the result of retaining most new adjustable-rate mortgage (ARM) production. Citizens continues to sell most new fixed rate production into the secondary market.
Total consumer loans, which are comprised of direct and indirect loans, were $1.9 billion at March 31, 2006, a decrease of $50.8 million or 2.6% from December 31, 2005 and a decrease of $58.2 million or 2.9% from March 31, 2005. Direct consumer loans declined by $32.8 million or 2.9% from December 31, 2005 and decreased $64.0 million or 5.5% from March 31, 2005. The declines were due to a decrease in historically strong activity where consumers repay their installment loans using home equity loans and weaker consumer demand in Citizens’ markets. Indirect consumer loans declined $18.0 million or 2.1% from December 31, 2005 as a result of a decrease in seasonal interest in indirect products and increased $5.8 million or 0.7% from March 31, 2005 as a result of Citizens’ emphasis on strong relationships with the dealer network.
Total deposits at March 31, 2006 increased $50.1 million or 0.9% from December 31, 2005 to $5.5 billion and increased $234.5 million or 4.4% from March 31, 2005. Core deposits, which exclude all time deposits, totaled $3.2 billion at March 31, 2006, a decrease of $128.6 million or 3.9% from December 31, 2005 and a decrease of $407.9 million or 11.4% from March 31, 2005. The decreases in core deposits were largely the result of clients migrating their funds into time deposits with higher yields. Time deposits totaled $2.4 billion at March 31, 2006, an increase of $178.8 million or 8.2% compared with December 31, 2005 and an increase of $642.3 million or 37.5% from March 31, 2005. The increases were largely the result of clients migrating their funds from lower-cost deposits and some new client growth. The increase from the fourth quarter of 2005 also included the effect of municipalities maintaining higher balances due to the timing of tax receipts. Additionally, the increase in time deposits from March 31, 2005 was partially due to an increase in brokered certificates of deposit, which is one of many wholesale funding alternatives used by Citizens.
Other interest-bearing liabilities, which include federal funds purchased and securities sold under agreements to repurchase, other short-term borrowings, and long-term debt, were $1.4 billion at March 31, 2006, a decrease of $129.6 million or 8.4% from December 31, 2005 and a decrease of $356.4 million or 20.2% from March 31, 2005. The decreases were the result of Citizens’ response to the aforementioned loan and deposit changes. Additionally, the decrease from March 31, 2005 was partially due to the fourth quarter of 2005 pay down of $104.0 million on short-term borrowings.
Credit Quality
Nonperforming assets totaled $36.5 million at March 31, 2006, a decrease of $3.4 million or 8.5% compared with December 31, 2005 and a decrease of $7.3 million or 16.7% compared with March 31, 2005. The decrease from the first quarter of 2005 is primarily the result of the third quarter 2005 sale of nonperforming commercial loans with a balance of $6.7 million. Nonperforming assets at March 31, 2006 represented 0.65% of total loans plus other repossessed assets acquired compared with 0.71% at December 31, 2005 and 0.80% at March 31, 2005. Nonperforming commercial loan inflows decreased to $9.8 million in the first quarter of 2006 compared with $10.6 million in the fourth quarter of 2005 and $11.2 million in the first quarter of 2005 while outflows decreased to $9.1 million for the first quarter of 2006 compared with $13.8 million in the fourth quarter of 2005 and $15.4 million in the first quarter of 2005. Nonperforming loans at March 31, 2006 include $1.8 million in restructured commercial loans, which have been reclassified from the commercial subtotal as a result of revising the terms of the notes in an effort to improve collectibility in future periods.
Net charge-offs increased to $4.0 million or 0.29% of average portfolio loans in the first quarter of 2006 compared with a net recovery of $5.1 million or (0.36)% of average portfolio loans in the fourth quarter of 2005 and $4.2 million or 0.32% of average portfolio loans in the first quarter of 2005. The increase over the fourth quarter of 2005 was primarily due to a $9.1 million insurance settlement received in that quarter, which was accounted for as a loan loss recovery on previous losses that were charged to the allowance for loan losses. Excluding the insurance settlement, which reduced net charge-offs as a percent of average portfolio loans by 0.65%, the fourth quarter of 2005 net charge-offs as a percent of average portfolio loans would have been 0.29%. The decrease from the first quarter of 2005 was due to lower commercial net charge-offs, partially offset by higher direct and indirect consumer net charge-offs. The higher direct and indirect consumer net charge-offs were caused by the unusually high level of bankruptcy filings in October 2005 prior to the October 17, 2005 effective date of the recent revisions to the federal bankruptcy code.
The provision for loan losses increased to $3.0 million in the first quarter of 2006 compared with $(7.3) million in the fourth quarter of 2005 and was the same as the first quarter of 2005. The increase was due to the receipt of the $9.1 million insurance settlement described above and a fourth quarter 2005 reduction in the reserve of $1.5 million related to a previous mortgage recourse transaction.
As a result of the changes in net charge-offs and provision for loan losses, the allowance for loan losses totaled $115.4 million or 2.06% of portfolio loans at March 31, 2006. The allowance for loan losses decreased by $1.0 million and $5.5 million from December 31, 2005 and March 31, 2005, respectively.
Based on seasonal business trends and the overall risk in the loan portfolio as well as expected improvements in consumer loan net charge-offs resulting from fewer bankruptcies, Citizens anticipates net charge-offs and the provision expense for the second quarter of 2006 will be lower than the first quarter of 2006.
Net Interest Margin and Net Interest Income
Net interest margin was 3.97% for the first quarter of 2006 compared with 3.95% for the fourth quarter of 2005 and 3.96% for the first quarter of 2005. The increase in net interest margin compared with the fourth and first quarters of 2005 resulted from the restructuring of the investment portfolio in the fourth quarter of 2005, largely offset by shifts within the deposit portfolio from lower cost savings and transaction products to higher cost savings products and time deposits as well as continued pricing pressure on all loans.
Net interest income was $67.5 million in the first quarter of 2006 compared with $69.1 million in the fourth quarter of 2005 and $68.2 million in the first quarter of 2005. The decreases in net interest income compared with the fourth and first quarters of 2005 were driven by declines in average earning assets of $106.8 million and $75.3 million, respectively, partially offset by a higher net interest margin. The decline from the fourth quarter 2005 average earning assets resulted primarily from an $80.1 million reduction in the investment portfolio and a $56.4 million reduction in the consumer loan portfolio, partially offset by growth of $36.3 million in the commercial and commercial real estate portfolios. The decreases in investment portfolio balances were the result of restructuring the investment portfolio in the fourth quarter of 2005 and maturing balances not being fully reinvested. Additionally, the decrease from the fourth quarter of 2005 included the effect of two fewer calendar days in the first quarter of 2006.

For the second quarter of 2006, Citizens anticipates net interest income will be slightly lower than the first quarter of 2006 because of anticipated margin compression driven by the continuation of customers migrating funds from lower yielding deposit products into higher yielding deposit products.
Noninterest Income
Noninterest income for the first quarter of 2006 was $25.6 million, an increase of $14.6 million from the fourth quarter of 2005 and an increase of $3.1 million or 13.8% from the first quarter of 2005. The increase over the fourth quarter of 2005 was primarily the result of higher trust fees as well as fully recognizing a deferred gain of $2.9 million on the 2004 sale of the former downtown Royal Oak, Michigan office during the first quarter of 2006; and the $3.6 million charge associated with the accounting treatment for swaps hedging brokered certificates of deposit and a net loss on the sales of securities of $9.0 million in the fourth quarter of 2005. All swaps hedging brokered certificates of deposit qualified for hedge accounting treatment as of the end of January 2006, eliminating the need for a mark-to-market charge during the remainder of the quarter similar to the charge taken during the fourth quarter of 2005. The increase over the first quarter of 2005 was primarily the result of the aforementioned $2.9 million gain as well as increases in service charges on deposits and trust fees, partially offset by a decrease in mortgage and other loan income.
Service charges on deposit accounts for the first quarter of 2006 were essentially unchanged from the fourth quarter of 2005 at $8.9 million and increased $0.6 million or 7.1% from the first quarter of 2005. The increase from the first quarter of 2005 was largely due to higher overdraft fee income related to revenue enhancement initiatives that were implemented in the first quarter of 2006.
Trust fees for the first quarter of 2006 were $5.0 million, an increase of 1.1% over the fourth quarter of 2005 and increased $0.6 million or 14.3% from the first quarter of 2005. This marks the fourth consecutive quarterly increase in trust fees. The increase was attributable to stronger financial markets, continued execution of the sales management process and improved pricing discipline, partially offset by attrition. Total trust assets under administration of $2.6 billion at March 31, 2006 increased $81.7 million over December 31, 2005 and were essentially unchanged from March 31, 2005. The increase in trust assets from December 31, 2005 was due to stronger financial markets at March 31, 2006 and continued growth in personal investment management assets.
Mortgage and other loan income for the first quarter of 2006 decreased $0.1 million or 4.3% to $2.0 million compared with the fourth quarter of 2005 and decreased $0.4 million or 14.8% from the first quarter of 2005. The decreases reflect lower seasonal mortgage origination volume in the first quarter of 2006 from the fourth quarter of 2005, and the impact of an unfavorable rate environment since the first quarter of 2005.
Brokerage and investment fees for the first quarter of 2006 were $2.0 million, a decrease of $0.4 million or 22.2% from the fourth quarter of 2005 and decreased $0.1 million or 5.2% from the first quarter of 2005. The decreases were the result of Citizens shifting a large portion of its brokerage fee production from reliance on referrals from the branch network to its Investment Center financial consultants. This change supports Citizens’ strategy of growing low-cost deposits, as the financial consultants increase their focus on attracting funds from new sources outside of Citizens and the branch network continues to improve on providing an enhanced client experience. While the long-term impact is expected to be positive, these changes reduced revenue in the first quarter of 2006 as the financial consultants adjusted their sales process to create new opportunities.
For the first quarter of 2006, all other noninterest income categories, which include ATM network user fees, bankcard fees, fair value change in CD swap derivatives, other income, and investment securities gains (losses), increased $15.2 million over the fourth quarter of 2005 to $8.1 million and increased $2.3 million or 40.1% over the first quarter of 2005. The increase over the fourth quarter of 2005 was primarily the result of the aforementioned $3.6 million charge on the fair value change in CD swap derivatives and the $9.0 million net loss on the sales of securities during the fourth quarter of 2005 as well as the aforementioned $2.9 million gain on the sale of the former downtown Royal Oak office. The increase over the first quarter of 2005 was primarily the result of the aforementioned $2.9 million gain, partially offset by the effects of two items received in the first quarter of 2005, specifically, a performance-related penalty received from a third party vendor and a preference payment on Citizens’ membership interest in the PULSE ATM network.
Excluding the effect of the $2.9 million gain, Citizens anticipates total noninterest income for the second quarter of 2006 will be consistent with or slightly higher than the first quarter of 2006 due to anticipated increases in deposit service charges and brokerage fees.

Noninterest Expense
Noninterest expense for the first quarter of 2006 was $61.6 million, essentially unchanged from the fourth and first quarters of 2005, even though Citizens contributed $1.5 million to its charitable foundation to sustain future giving levels. Increases in occupancy and other expenses over the fourth quarter of 2005 were offset by decreases in professional services, advertising and public relations expenses, and other loan expenses. Increases in occupancy, data processing fees, advertising and public relations expenses, and other expenses over the first quarter of 2005 were offset by decreases in salaries and benefits.
Salaries and employee benefits for the first quarter of 2006 were essentially unchanged from the fourth quarter of 2005 at $32.3 million and decreased $1.1 million or 3.3% from the first quarter of 2005. The decrease was the result of lower incentive expense and postretirement benefits, partially offset by higher salaries due to merit increases awarded in 2005 and higher self-funded hospitalization expenses. Salary costs included $0.7 million in severance for the first quarter of 2006 as well as the fourth quarter of 2005 and $0.9 million for the first quarter of 2005. Citizens adopted Statements of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment (Revised 2004),” on January 1, 2006, which resulted in an expense of $0.3 million for the quarter. Citizens had 2,119 full-time equivalent employees at March 31, 2006, essentially unchanged from December 31, 2005 and down from 2,175 at March 31, 2005.
Occupancy costs for the first quarter of 2006 increased $0.3 million or 5.5% to $5.9 million compared with the fourth quarter of 2005 and increased $0.4 million or 6.9% over the first quarter of 2005. The increase over the fourth quarter of 2005 was primarily a result of higher energy and utilities related expenses. The increase over the first quarter of 2005 was largely the result of higher energy and building depreciation expense related to the new branches opened in Southeast Michigan during 2005, and higher depreciation as a result of the Michigan and Wisconsin re-branding projects which were completed in the first and second quarters of 2005.
Professional services for the first quarter of 2006 decreased $0.8 million or 15.7% to $4.1 million compared with the fourth quarter of 2005 and decreased $0.1 million or 2.9% compared with the first quarter of 2005. The decrease from the fourth quarter was primarily the result of higher consulting fees incurred during the fourth quarter of 2005 associated with several initiatives targeted at developing corporate strategies to produce enhanced profitability and revenue momentum and enhancing information technology practices.
Advertising and public relations expense for the first quarter of 2006 decreased $0.5 million or 20.9% to $2.0 million compared with the fourth quarter of 2005 and increased $0.3 million or 16.5% over the first quarter of 2005. The decrease from the fourth quarter of 2005 was largely due to lower promotional expenses in 2006 and several product focused campaigns that occurred in the fourth quarter of 2005. The increase over the first quarter of 2005 was primarily related to targeted direct mailing campaigns conducted during the first quarter of 2006.
Other loan expenses for the first quarter of 2006 decreased $0.3 million or 39.3% to $0.4 million compared with the fourth quarter of 2005 and were essentially unchanged from the first quarter of 2005. The decrease was the result of lower provisioning to fund the reserve for unused loan commitments, which fluctuates with the amount of unadvanced customer lines of credit.
For the first quarter of 2006, all other noninterest expense categories, which include equipment, data processing services, postage and delivery, telephone, stationery and supplies, intangible asset amortization, and other expenses, increased $2.1 million or 13.9% to $16.8 million from the fourth quarter of 2005 and increased $1.5 million or 9.6% from the first quarter of 2005. Other noninterest expense for the first quarter of 2006 includes the aforementioned $1.5 million contribution to Citizens’ charitable foundation. Additionally, the increase from the fourth quarter of 2005 was the result of higher expenses related to other real estate owned and a partial reversal in the fourth quarter of 2005 of certain tax related reconciliation items incurred during 2004, partially offset by lower postage, delivery, stationery and supplies expenses. The increase from the first quarter of 2005 was primarily a result of the aforementioned charitable contribution and higher data processing services, travel and training expenses, partially offset by lower supplies and stationery expenses and non-credit related losses.
Excluding the contribution to the charitable foundation, Citizens anticipates noninterest expenses for the second quarter of 2006 will be consistent with the first quarter of 2006.
Income Tax Provision
Income tax provision for the first quarter of 2006 was $7.7 million, essentially unchanged from the fourth quarter of 2005 and an increase of $0.7 million or 10.0% over the first quarter of 2005. The increase over the first quarter of

2005 was due to higher pre-tax income and higher ongoing state taxes as a result of the April 2005 merger of the Michigan and Wisconsin bank charters.
The effective tax rate was 27.10% for the first quarter of 2006 compared with 28.56% for the fourth quarter of 2005 and 25.89% for the first quarter of 2005. The decrease from the fourth quarter of 2005 was a result of an adjustment in the reserve for taxes payable during the fourth quarter of 2005. The increase from the first quarter of 2005 was due to higher ongoing state taxes as a result of the April 2005 merger of the Michigan and Wisconsin bank charters.
Citizens anticipates that the effective income tax rate for the second quarter of 2006 will be consistent with the first quarter of 2006.
Other News
Citizens Plans to Consolidate Loan Operations
On March 13, 2006, Citizens finalized and announced a plan to consolidate the consumer and commercial loan operations groups into a functional, centrally located operation. Best practice deployment will lead to an enhanced client experience by improving workflow, efficiency and productivity through standardization and specialization. Full implementation is expected by the end of June 2006.
Citizens Creates an Asset-Based Lending Group
During late March 2006, Citizens created the Citizens Bank Business Finance lending unit as part of its strategy to expand the commercial loan portfolio, augment its commercial lending product set, and enhance its credit management capabilities. The Citizens Bank Business Finance team is managed and staffed by well-seasoned and highly experienced asset-based lending professionals located in Southeast Michigan. The team will employ strict asset-based underwriting standards to originate and monitor working capital and term financings for middle-market companies located in the Midwest that are experiencing a transition event and will also participate in asset-based agent transactions. Citizens expects the initial team to be in place and begin originating new business relationships during the second quarter of 2006 and may hire additional members as volumes build.
Stock Repurchase Program
During the first quarter of 2006, Citizens repurchased a total of 255,000 shares of its stock at an average price of $26.86. As of March 31, 2006 there are 1,986,200 shares remaining to be purchased under the program approved by the company’s Board of Directors on October 16, 2003.
Dividend Announcement
The Board of Directors of Citizens Banking Corporation declared a cash dividend of $0.29 per share of common stock. This is an increase of $0.005 or 1.8% from the previous quarterly dividend of $0.285. The dividend is payable on May 11, 2006, to shareholders of record on May 1, 2006.
Investor Conference Call
William R. Hartman, chairman, president and CEO, Charles D. Christy, CFO, John D. Schwab, chief credit officer, and Martin E. Grunst, treasurer, will review the quarter’s results in a conference call for investors and analysts beginning at 10:00am EDT on Friday, April 21, 2006.
A live audio webcast is available at http://www.vcall.com/IC/CEPage.asp?ID=103323. To participate in the conference call, please call the number below approximately 10 minutes prior to the scheduled conference time. US/Canada Dial-In Number: (877) 407-8031 International Dial-In Number: (201) 689-8031 Conference ID: 198846 Conference Name: “Citizens Banking Corporation First Quarter Earnings Conference Call”. RSVP is not required.
A playback of the conference call will be available after 12:00pm EDT through May 5, 2006, by dialing US/Canada Dial-In Number: (877) 660-6853 or International Dial-In Number: (201) 612-7415, Account Number: 286, Conference ID: 198846. Also, the call can be accessed via Citizens’ website, through the Investor Relations section at www.citizensonline.com.
Corporate Profile
Citizens Banking Corporation is a diversified financial services company providing a full range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens operates 183 branch, private banking, and financial center locations and 188 ATMs throughout Michigan, Wisconsin, and Iowa.

Safe Harbor Statement
Discussions in this release that are not statements of historical fact (including statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” and “plan”) are forward-looking statements that involve risks and uncertainties, and Citizens’ actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, without limitation, adverse changes in Citizens’ loan and lease portfolios resulting in credit risk-related losses and expenses (including losses due to fraud, Michigan automobile-related industry changes and shortfalls, and other economic factors) as well as additional increases in the allowance for loan losses; fluctuations in market interest rates, the effects on net interest income of changes in Citizens’ interest rate risk position and the potential inability to hedge interest rate risks economically; adverse changes in economic or financial market conditions and the economic effects of terrorist attacks and potential attacks; Citizens’ potential inability to continue to attract core deposits; Citizens’ potential inability to continue to obtain third party financing on favorable terms; adverse changes in competition, pricing environments or relationships with major customers; unanticipated expenses and payments relating to litigation brought against Citizens from time to time; Citizens’ potential inability to adequately invest in and implement products and services in response to technological changes; adverse changes in applicable laws and regulatory requirements; the potential lack of market acceptance of Citizens’ products and services; changes in accounting and tax rules and interpretations that negatively impact results of operations or financial position; the potential inadequacy of Citizens’ business continuity plans or data security systems; the potential failure of Citizens’ external vendors to fulfill their contractual obligations to Citizens; Citizens’ potential inability to integrate acquired operations; unanticipated environmental liabilities or costs; impairment of the ability of the banking subsidiaries to pay dividends to the holding company parent; the potential circumvention of Citizens’ controls and procedures; Citizens’ success in managing the risks involved in the foregoing; and other risks and uncertainties detailed from time to time in its filings with the Securities and Exchange Commission. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
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(Financial highlights follow)
Visit our website at http://www.citizensonline.com

Consolidated Balance Sheets (Unaudited)
Citizens Banking Corporation and Subsidiaries

	March 31,	December 31,	March 31,
(in thousands)	2006	2005	2005

Assets

Cash and due from banks	$152,077	$194,748	$145,707
Interest-bearing deposits with banks	1,503	380	1,596
Investment Securities:
Available-for-sale (amortized cost $1,479,416, $1,501,819 and $1,761,586, respectively)
U.S. Treasury and federal agency securities	1,087,099	1,122,306	1,377,766
State and municipal securities	378,454	378,235	386,515
Other securities	1,243	1,456	963
Held-to-maturity:
State and municipal securities (fair value of $89,699, $82,364 and $58,622, respectively)	90,346	82,431	58,942
FHLB and Federal Reserve stock	55,975	55,911	68,020

Total investment securities	1,613,117	1,640,339	1,892,206
Mortgage loans held for sale	13,399	16,252	34,627
Portfolio loans:
Commercial	1,688,970	1,688,079	1,626,541
Commercial real estate	1,418,596	1,402,128	1,313,825
Residential mortgage loans	549,116	539,824	495,953
Direct consumer	1,109,249	1,142,002	1,173,234
Indirect consumer	826,060	844,086	820,289

Total portfolio loans	5,591,991	5,616,119	5,429,842
Less: Allowance for loan losses	(115,423)	(116,400)	(120,945)

Net portfolio loans	5,476,568	5,499,719	5,308,897
Premises and equipment	120,719	121,730	121,107
Goodwill	54,527	54,527	54,527
Other intangible assets	10,408	11,133	13,307
Bank owned life insurance	85,142	84,435	83,072
Other assets	135,857	128,620	121,690

Total assets	$7,663,317	$7,751,883	$7,776,736

Liabilities

Noninterest-bearing deposits	$899,850	$969,074	$891,849
Interest-bearing demand deposits	816,293	891,313	1,106,744
Savings deposits	1,452,638	1,437,024	1,578,058
Time deposits	2,355,206	2,176,428	1,712,883

Total deposits	5,523,987	5,473,839	5,289,534
Federal funds purchased and securities sold under agreements to repurchase	401,702	505,879	853,926
Other short-term borrowings	852	23,242	6,157
Other liabilities	82,203	86,351	79,656
Long-term debt	1,003,029	1,006,109	901,875

Total liabilities	7,011,773	7,095,420	7,131,148

Shareholders’ Equity

Preferred stock — no par value	—	—	—
Common stock — no par value	80,341	85,526	94,966
Retained earnings	578,980	570,483	546,882
Accumulated other comprehensive income	(7,777)	454	3,740

Total shareholders’ equity	651,544	656,463	645,588

Total liabilities and shareholders’ equity	$7,663,317	$7,751,883	$7,776,736

Consolidated Statements of Income (Unaudited)
Citizens Banking Corporation and Subsidiaries

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2006	2005

Interest Income
Interest and fees on loans	$93,451	$79,272
Interest and dividends on investment securities:
Taxable	13,611	14,688
Tax-exempt	5,317	5,197
Money market investments	12	9

Total interest income	112,391	99,166

Interest Expense
Deposits	30,992	18,071
Short-term borrowings	3,736	4,441
Long-term debt	10,188	8,421

Total interest expense	44,916	30,933

Net Interest Income	67,475	68,233
Provision for loan losses	3,000	3,000

Net interest income after provision for loan losses	64,475	65,233

Noninterest Income
Service charges on deposit accounts	8,875	8,287
Trust fees	5,042	4,412
Mortgage and other loan income	2,010	2,360
Brokerage and investment fees	1,515	1,599
ATM network user fees	987	873
Bankcard fees	1,057	840
Fair value change in CD swap derivatives	(207)	—
Other	6,284	4,084

Total fees and other income	25,563	22,455
Investment securities gains (losses)	7	6

Total noninterest income	25,570	22,461
Noninterest Expense
Salaries and employee benefits	32,256	33,351
Occupancy	5,942	5,560
Professional services	4,078	4,199
Equipment	3,166	3,301
Data processing services	3,739	3,369
Advertising and public relations	2,034	1,746
Postage and delivery	1,462	1,590
Telephone	1,464	1,441
Other loan expenses	416	375
Stationery and supplies	727	919
Intangible asset amortization	725	725
Other	5,563	4,025

Total noninterest expense	61,572	60,601

Income Before Income Taxes	28,473	27,093
Income tax provision	7,717	7,013

Net Income	$20,756	$20,080

Net Income Per Common Share:
Basic	$0.49	$0.46
Diluted	0.48	0.46
Cash Dividends Declared Per Common Share	0.285	0.285

Average Common Shares Outstanding:
Basic	42,784	43,224
Diluted	42,941	43,646

Selected Quarterly Information
Citizens Banking Corporation and Subsidiaries

	1st Qtr 2006	4th Qtr 2005	3rd Qtr 2005	2nd Qtr 2005	1st Qtr 2005

Summary of Operations (thousands)
Interest income	$112,391	$111,958	$108,506	$103,619	$99,166
Interest expense	44,916	42,863	38,864	34,840	30,933
Net interest income	67,475	69,095	69,642	68,779	68,233
Provision for loan losses (1)	3,000	(7,287)	4,000	1,396	3,000
Net interest income after provision for loan losses	64,475	76,382	65,642	67,383	65,233
Total fees and other income (2)	25,563	19,930	23,941	23,109	22,455
Investment securities gains (losses) (3)	7	(8,970)	—	37	6
Noninterest expense	61,572	60,901	60,550	60,990	60,601
Income tax provision	7,717	7,553	8,041	8,974	7,013
Net income	20,756	18,888	20,992	20,565	20,080
Taxable equivalent adjustment	3,416	3,432	3,284	3,324	3,353

At Period End (millions)
Assets	$7,663	$7,752	$7,851	$7,826	$7,777
Earning assets	7,220	7,274	7,397	7,399	7,358
Portfolio loans	5,592	5,616	5,569	5,523	5,430
Deposits	5,524	5,474	5,226	5,201	5,290
Shareholders’ equity	652	656	655	662	646

Average Balances (millions)
Assets	$7,654	$7,754	$7,821	$7,807	$7,728
Earning assets	7,204	7,311	7,393	7,386	7,302
Portfolio loans	5,561	5,575	5,531	5,472	5,393
Deposits	5,513	5,305	5,239	5,254	5,349
Shareholders’ equity	655	654	655	654	649
Shareholders’ equity / assets	8.55%	8.43%	8.38%	8.37%	8.40%

Credit Quality Statistics (thousands)
Nonaccrual loans	$27,689	$32,140	$35,527	$42,191	$36,593
Loans 90 or more days past due and still accruing	547	385	92	2	11
Restructured loans	1,844	—	13	32	42

Total nonperforming loans	30,080	32,525	35,632	42,225	36,646
Other repossessed assets acquired (ORAA)	6,397	7,351	6,984	6,817	7,118

Total nonperforming assets	$36,477	$39,876	$42,616	$49,042	$43,764

Allowance for loan losses	$115,423	$116,400	$118,626	$119,967	$120,945
Allowance for loan losses as a percent of portfolio loans	2.06%	2.07%	2.13%	2.17%	2.23%
Allowance for loan losses as a percent of nonperforming assets	316.43	291.90	278.36	244.62	276.36
Allowance for loan losses as a percent of nonperforming loans	383.72	357.88	332.92	284.11	330.04
Nonperforming assets as a percent of portfolio loans plus ORAA	0.65	0.71	0.76	0.89	0.80
Nonperforming assets as a percent of total assets	0.48	0.51	0.54	0.63	0.56
Net loans charged off as a percent of average portfolio loans (annualized)	0.29	(0.36)	0.38	0.17	0.32
Net loans charged off (000)	$3,977	$(5,061)	$5,341	$2,374	$4,239

Per Common Share Data
Net Income:
Basic	$0.49	$0.44	$0.49	$0.48	$0.46
Diluted	0.48	0.44	0.48	0.47	0.46
Dividends	0.285	0.285	0.285	0.285	0.285
Market Value:
High	$28.66	$30.22	$32.15	$30.98	$34.81
Low	25.62	26.67	28.20	26.35	29.02
Close	26.85	27.75	28.40	30.22	29.36
Book value	15.23	15.28	15.21	15.31	14.95
Shares outstanding, end of period (000)	42,770	42,968	43,044	43,261	43,173

Performance Ratios (annualized)
Net interest margin (FTE) (4)	3.97%	3.95%	3.93%	3.92%	3.96%
Return on average assets	1.10	0.97	1.06	1.06	1.05
Return on average shareholders’ equity	12.86	11.46	12.71	12.62	12.54
Efficiency ratio (5)	63.84	65.87	62.51	64.06	64.44

(1)	The provision for loan losses and note loans charged off during the fourth quarter of 2005 reflect an insurance settlement of $9.1 million accounted for as a loan loss recovery.

(2)	Total fees and other income includes a cumulative charge of $3.6 million on swaps related to brokered certificates during the fourth quarter of 2005.

(3)	Investment securities gains (losses) includes a net loss of $9.0 million on the sale of securities as a result of restructuring the investment portfolio during the fourth quarter of 2005.

(4)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

(5)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: Noninterest expense/(Net interest income + Taxable equivalent adjustment + Total fees and other income).

Financial Summary and Comparison
Citizens Banking Corporation and Subsidiaries

	Three months ended
	March 31,
	2006	2005	% Change

Summary of Operations (thousands)

Interest income	$112,391	$99,166	13.3%
Interest expense	44,916	30,933	45.2
Net interest income	67,475	68,233	(1.1)
Provision for loan losses	3,000	3,000	0.0
Net interest income after provision for loan losses	64,475	65,233	(1.2)
Total fees and other income	25,563	22,455	13.8
Investment securities gains (losses)	7	6	15.0
Noninterest expense	61,572	60,601	1.6
Income tax provision	7,717	7,013	10.0
Net income	20,756	20,080	3.4

At Period End (millions)

Assets	$7,663	$7,777	(1.5)%
Earning assets	7,220	7,358	(1.9)
Portfolio loans	5,592	5,430	3.0
Deposits	5,524	5,290	4.4
Shareholders’ equity	652	646	0.9

Average Balances (millions)

Assets	$7,654	$7,728	(1.0)%
Earning assets	7,204	7,302	(1.3)
Portfolio loans	5,561	5,393	3.1
Deposits	5,513	5,349	3.1
Shareholders’ equity	655	649	0.8
Shareholders’ equity / assets	8.55%	8.40%	1.8

Per Common Share Data

Net Income:
Basic	$0.49	$0.46	6.5%
Diluted	0.48	0.46	4.3
Dividends	0.285	0.285	0.0

Market Value:
High	$28.66	$34.81	(17.7)
Low	25.62	29.02	(11.7)
Close	26.85	29.36	(8.5)
Book value	15.23	14.95	1.9
Tangible book value	13.72	13.38	2.5
Shares outstanding, end of period (000)	42,770	43,173	(0.9)

Performance Ratios (annualized)

Net interest margin (FTE) (1)	3.97%	3.96%	0.3%
Return on average assets	1.10	1.05	4.8
Return on average shareholders’ equity	12.86	12.54	2.6
Net loans charged off as a percent of average portfolio loans	0.29	0.32	(9.4)

(1)	Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $3.4 million and $3.4 million for the three months ended March 31, 2006 and 2005, respectively, based on a tax rate of 35%.

Noninterest Income and Noninterest Expense (Unaudited)
Citizens Banking Corporation and Subsidiaries

	Three Months Ended
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(in thousands)	2006	2005	2005	2005	2005

NONINTEREST INCOME:

Service charges on deposit accounts	$8,875	$8,957	$9,343	$8,822	$8,287
Trust fees	5,042	4,989	4,541	4,503	4,412
Mortgage and other loan income	2,010	2,099	2,450	2,074	2,360
Brokerage and investment fees	1,515	1,946	1,974	2,284	1,599
ATM network user fees	987	1,065	1,194	1,223	873
Bankcard fees	1,057	1,027	976	961	840
Fair value change in CD swap derivatives	(207)	(3,604)	—	—	—
Other income	6,284	3,451	3,463	3,242	4,084

Total fees and other income	25,563	19,930	23,941	23,109	22,455
Investment securities gains (losses)	7	(8,970)	—	37	6

TOTAL NONINTEREST INCOME	$25,570	$10,960	$23,941	$23,146	$22,461

NONINTEREST EXPENSE:

Salaries and employee benefits	$32,256	$32,391	$34,060	$32,351	$33,351
Occupancy	5,942	5,631	5,255	5,685	5,560
Professional services	4,078	4,837	4,517	3,726	4,199
Equipment	3,166	3,263	3,133	4,937	3,301
Data processing services	3,739	3,744	3,188	3,499	3,369
Advertising and public relations	2,034	2,570	1,717	1,820	1,746
Postage and delivery	1,462	1,591	1,512	1,520	1,590
Telephone	1,464	1,333	1,242	1,465	1,441
Other loan expenses	416	686	720	874	375
Stationery and supplies	727	844	726	602	919
Intangible asset amortization	725	725	725	724	725
Other expense (1)	5,563	3,286	3,755	3,787	4,025

TOTAL NONINTEREST EXPENSE	$61,572	$60,901	$60,550	$60,990	$60,601

(1) The quarter ended March 31, 2006 includes the $1.5 million contribution to Citizens charitable foundation.

Average Balances, Yields and Rates

	Three Months Ended
	March 31, 2006		December 31, 2005		March 31, 2005
	Average	Average	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate (1)	Balance	Rate (1)	Balance (2)	Rate (1)(2)

Earning Assets
Money market investments	$1,684	2.82	1,688	3.09	1,799	2.01
Investment securities (3):
Taxable	1,181,397	4.61	1,271,730	4.40	1,435,683	4.09
Tax-exempt	446,657	7.33	436,445	7.52	420,931	7.60
Mortgage loans held for sale	16,471	5.64	29,545	5.48	31,341	5.49
Portfolio loans (4):
Commercial	1,646,899	7.02	1,636,024	6.70	1,615,304	5.62
Commercial real estate	1,415,201	6.88	1,389,810	6.62	1,291,629	6.08
Residential mortgage loans	541,390	5.66	534,840	5.64	497,925	5.47
Direct consumer	1,124,379	7.22	1,158,271	6.89	1,167,894	6.03
Indirect consumer	833,436	6.61	855,945	6.62	820,291	6.66

Total portfolio loans	5,561,305	6.83	5,574,890	6.61	5,393,043	5.96

Total earning assets	7,207,514	6.49	7,314,298	6.27	7,282,797	5.68

Nonearning Assets
Cash and due from banks	165,909		165,562		158,195
Bank premises and equipment	121,348		121,197		120,902
Investment security fair value adjustment	(3,305)		(3,159)		18,974
Other nonearning assets	278,550		274,197		268,861
Allowance for loan losses	(116,151)		(118,215)		(121,267)

Total assets	$7,653,865		$7,753,880		$7,728,462

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$857,273	0.64	$904,447	0.64	$1,153,239	0.70
Savings deposits	1,448,866	2.23	1,414,788	1.84	1,626,232	1.27
Time deposits	2,281,926	3.85	2,036,321	3.52	1,662,673	2.68
Short-term borrowings	390,307	3.88	740,423	3.79	717,971	2.51
Long-term debt	1,004,948	4.10	957,596	4.02	927,497	3.67

Total interest-bearing liabilities	5,983,320	3.04	6,053,575	2.81	6,087,612	2.06

Noninterest-Bearing Liabilities and Shareholders’ Equity

Noninterest-bearing demand	924,788		949,795		906,615
Other liabilities	91,150		96,857		84,766
Shareholders’ equity	654,607		653,653		649,469

Total liabilities and shareholders’ equity	$7,653,865		$7,753,880		$7,728,462

Interest Spread		3.45%		3.46%		3.62%
Contribution of noninterest bearing sources of funds		0.52		0.49		0.34

Net Interest Income as a Percent of Earning Assets		3.97%		3.95%		3.96%

(1)	Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.

(2)	Certain amounts have been reclassified to conform with current year presentation.

(3)	For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(4)	Nonaccrual loans are included in average balances.

Nonperforming Assets
Citizens Banking Corporation and Subsidiaries

	Three Months Ended
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(in thousands)	2006	2005	2005	2005	2005

Commercial(1)
Commercial	$10,594	$11,880	$14,457	$17,903	$12,991
Commercial real estate	5,219	5,068	5,720	9,692	11,004

Total commercial	15,813	16,948	20,177	27,595	23,995
Consumer:
Direct	3,911	4,326	4,459	3,726	3,474
Indirect	569	2,454	962	1,042	1,025
Residential mortgage	7,396	8,412	9,929	9,828	8,099
Loans 90 days or more past due and still accruing	547	385	92	2	11
Restructured loans	1,844	—	13	32	42

Total Nonperforming Loans	30,080	32,525	35,632	42,225	36,646
Other Repossessed Assets Acquired	6,397	7,351	6,984	6,817	7,118

Total Nonperforming Assets	$36,477	$39,876	$42,616	$49,042	$43,764

(1) Changes in commercial nonperforming loans (including restructured loans) for the quarter (in millions):
Inflows	$9.8	$10.6	$9.9	$21.1	$11.2
Outflows	(9.1)	(13.8)	(17.3)	(17.5)	(15.4)

Net change	$0.7	$(3.2)	$(7.4)	$3.6	$(4.2)

Summary of Loan Loss Experience
Citizens Banking Corporation and Subsidiaries

	Three Months Ended
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(in thousands)	2006	2005	2005	2005	2005

Allowance for loan losses — beginning of period	$116,400	$118,626	$119,967	$120,945	$122,184

Provision for loan losses	3,000	(7,287)	4,000	1,396	3,000

Charge-offs:
Commercial	921	2,068	1,912	2,722	2,463
Commercial real estate	616	912	1,965	200	678

Total commercial	1,537	2,980	3,877	2,922	3,141
Residential mortgage	198	519	182	127	324
Direct consumer	1,669	1,382	1,257	1,227	1,424
Indirect consumer	2,829	3,075	2,640	1,534	2,236

Total charge-offs	6,233	7,956	7,956	5,810	7,125

Recoveries:
Commercial	1,175	11,914	1,334	2,117	1,162
Commercial real estate	79	28	232	227	707

Total commercial	1,254	11,942	1,566	2,344	1,869
Residential mortgage	55	37	32	—	—
Direct consumer	285	329	370	377	343
Indirect consumer	662	709	647	715	674

Total recoveries	2,256	13,017	2,615	3,436	2,886

Net charge-offs	3,977	(5,061)	5,341	2,374	4,239

Allowance for loan losses — end of period	$115,423	$116,400	$118,626	$119,967	$120,945

Reserve for loan commitments — end of period	$2,684	$3,023	$3,023	$2,868	$2,596

	Three Months Ended March 31, 2006
		Commercial	Residential	Direct	Indirect
(in thousands)	Commercial	real estate	mortgage	consumer	consumer	Total
Charge-offs:
Michigan	$620	$509	$158	$1,374	$2,829	$5,490
Wisconsin	301	107	39	259	—	706
Iowa	—	—	1	36	—	37

Total charge-offs	921	616	198	1,669	2,829	6,233

Recoveries:
Michigan	346	30	43	239	662	1,320
Wisconsin	825	49	8	40	—	922
Iowa	4	—	4	6	—	14

Total recoveries	1,175	79	55	285	662	2,256

Net charge-offs	$(254)	$537	$143	$1,384	$2,167	$3,977